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                                                                     EXHIBIT 8.1


                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]



                                  May 18, 1999




(213) 229-7000                                                    C 86405-00028

Special Devices, Incorporated
14370 White Sage Road
Moorpark, California 93021

         Re:      Exchange of 11-3/8% Senior Subordinated Notes Due 2008

Gentlemen:

         We have acted as special counsel to Special Devices, Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company of $100 million principal amount of 11-3/8% Senior Subordinated Notes Due 2008, Series B (the "Exchange Notes"), to be issued in exchange for $100 million principal amount of the Company's 11-3/8% Senior Subordinated Notes due 2008, Series A (the "Old Notes"). The terms of the Old Notes and the Exchange Notes are described in the Form S-4 Registration Statement No. 333-75869 (the "Registration Statement") and the operative documents described therein.

         This opinion is based on the accuracy of the facts described and the representations made in the Registration Statement.

         We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based on the foregoing, we hereby confirm our opinion in the Registration Statement described under the caption "The Exchange Offer -- Federal Income Tax Consequences."

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any variation or difference in the facts from those set forth in the Registration Statement or the operative documents described therein may affect the conclusions stated herein.


         We hereby consent to the use of our name and our opinion under the caption "The Exchange Offer -- Federal Income Tax Consequences" in the Registration Statement.

                                Very truly yours,



                                /s/GIBSON, DUNN & CRUTCHER LLP
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